Exhibit 10.36

Services agreement

Between INSTITUTO BIOPHYTIS DO BRASIL

And

Biophytis SA

TABLE OF CONTENTS

1.	PURPOSE	3

2.	PERFORMANCE OF SERVICES	4

3.	REMUNERATION	4

4.	LIABILITY	5

5.	TERM	5

6.	TERMINATION	6

7.	NON-TRANSFERABILITY	6

8.	CONFIDENTIALITY	6

9.	INDEPENDENCE OF THE PARTIES	7

10.	INVALIDITY	7

11.	AMENDMENTS	7

12.	WHOLE AGREEMENT	7

13.	CHOICE OF OFFICE	7

14.	GOVERNING LAW - JURIDISCTION	7

APPENDIX 1.1		8

THIS AGREEMENT IS CONCLUDED ON July 1, 2020:

BETWEEN

(1)                                Instituto Biophytis Do Brasil, a company under Brazilian law with its registered office at Avenida Professor Lineu Prestes No. 2, 242 Campus USP/IPEN - CIETEC 2nd floor, room 10, Postal Code 05508-000, City of Sao Paulo, State of Sao Paulo, Brasil, and represented by Mr. Clayton Wagner, General Manager, the “Service Provider”;

on one hand,

AND

(2)                                Biophytis SA, a simplified joint stock company with a share capital of EUR 19,960,670.2, whose registered office is located at 14 avenue de l’Opera - 75001 Paris, registered in the Paris Trade and Companies Register (Registre du Commerce et des Sociétés) under number 492 002 225, represented by Mr Stanislas Veillet, Managing Director, the “Client”;

on the other hand,

The Service Provider and the Client are hereinafter collectively referred to as the “Parties” or individually as a “Party”.

WHEREAS:

(A)                               The Client directly holds 94.6% of the Service Provider’s share capital.

(B)                               The Service Provider is engaged in the clinical and regulatory development of drugs in the fields of human health.

(C)                               The Client has expressed an interest in receiving assistance from the Service Provider in the above areas.

(D)                               In this context, the Parties have agreed to conclude this service agreement for the purpose of determining the conditions and procedures under which the Service Provider will assist the Client (the “Agreement”).

TO THIS END, IT HAS BEEN AGREED AND DECREED AS FOLLOWS:

1.                                     PURPOSE

The Service Provider hereby undertakes to provide the Client with all or part of the services listed in Appendix 1.1 (the “Services”).

2.                                     PERFORMANCE OF SERVICES

2.1.                           Obligations of the Service Provider

2.1.1.                 The Service Provider undertakes to take all due care in the performance of the Services for which it is responsible under this Agreement and to carry out its duties in accordance with the highest quality standards.

2.1.2.                 The Service Provider shall decide alone on the choice of personnel to be assigned to the performance of the various Services. The personnel in charge of carrying out these Services will work both on the premises of the Service Provider and those of the Client, depending in particular on the needs and nature of the Services provided.

2.1.3.                 The Service Provider’s employees shall not receive any direction or instruction from the Client. It shall remain subject only to the authority of the Service Provider.

2.1.4.                 The Service Provider undertakes to employ qualified personnel with the necessary skills to perform the present Agreement.

2.1.5.                 The Service Provider may also use any external consultants who can demonstrate a particular expertise or skills with regard to the performance of one of the Services.

2.1.6.                 The Service Provider undertakes to comply with employment law and to be at all times in good standing with social and tax authorities.

2.2.                           Obligations of the Client

2.2.1.                 During the term of this Agreement, the Client undertakes to provide the Service Provider with all the information and documents necessary to perform the Services and to keep the Service Provider informed of all elements of any nature whatsoever that are essential to the proper performance of its mission.

2.2.2.                 The Client further undertakes, whenever required or useful for the performance of the present Agreement, to give the Service Provider’s employees free access to its premises and facilities and to make available to such employees all means and resources which may facilitate their intervention, being specified that such employees must comply with all provisions prescribed by the Client, in particular those relating to access and circulation within the facilities, health and safety and confidentiality requirements.

3.                                     REMUNERATION

3.1.                           Remuneration of the Service Provider

3.1.1.                 In consideration for the Services, the Service Provider shall receive from the Client an annual remuneration excluding tax corresponding to the actual costs (direct and indirect) of the Services plus a margin of five per cent (5%) (the “Remuneration”).

3.1.2.                 The Service Provider shall also be reimbursed for all expenses incurred by its personnel in connection with the performance of the Services (and in particular travel and accommodation expenses) upon presentation of the corresponding supporting documents.

3.2.                           Payment Terms

3.2.1.                 Remuneration shall be paid by the Client within twenty (20) days of the end of each calendar quarter.

3.2.2.                 Remuneration shall be invoiced monthly at the end of each period, payable upon receipt.

3.3.                           Revision of payment Terms

3.3.1.                 The Remuneration may be adjusted by mutual agreement between the Parties at the time of renewal of this Agreement in accordance with Article 5.2.

3.3.2.                 The review of the Remuneration shall be subject to execution of a written amendment to this Agreement.

4.                                     LIABILITY

4.1.                           The Service Provider undertakes to take all reasonable care in the performance of its obligations under the Agreement, in compliance with the laws and regulations relating to its activities. The Service Provider is subject to an obligation of means.

4.2.                           The Service Provider may only be held liable for a substantial breach of its contractual obligations that has caused direct and certain material damage.

4.3.                           If the Service Provider’s liability is upheld, the Client may not claim any compensation or damages other than the payment of a sum corresponding to the loss actually suffered and limited in any event to the Remuneration received by the Service Provider under the Agreement, however, this limitation shall not apply in the event of gross negligence or wilful misconduct.

4.4.                           The Service Provider shall not be liable for consequential damages.

5.                                     TERM

5.1.                           The Agreement is entered into for a term of one (1) year, effective as of July 1, 2020.

5.2.                           The Agreement shall be renewed by tacit agreement for a period of twelve (12) months, unless it is denounced beforehand in accordance with the conditions set out in
Article 6 below.

5.3.                           The denunciation of the Agreement giving rise to the observance of a notice period shall not give rise to the payment of compensation by the Party that has denounced the Agreement.

6.                                     TERMINATION

6.1.                           The Agreement may be terminated ipso jure, without compensation on either side, by any of the Parties, subject to one (1) months’ notice without the need to carry out any formality other than sending a registered letter with acknowledgement of receipt.

6.2.                           The Agreement shall be automatically terminated, without notice, in the event of loss of control (within the meaning of the provisions of Article L. 233-3 of the French Commercial Code) of the Service Provider by the Client.

6.3.                           In the event of termination of the Agreement, the Service Provider shall immediately return to the Client all documents and information, on any medium whatsoever, that it has received in the context of the performance of this Agreement.

7.                                     NON-TRANSFERABILITY

This Agreement being concluded intuitu personae, no Party shall be entitled to assign any of its rights or cause any other party to assume its obligations under this Agreement (whether in whole or in part (including, by way of transfer of contract)) without the prior written consent of the other Party.

8.                                     CONFIDENTIALITY

8.1.                           Each Party shall treat as strictly confidential information regarding the other Party, of any nature, and notably economic and technical, to which the Party may have had access performing its obligations under this Agreement.

8.2.                           Information shall not be considered confidential if it can be demonstrated by one of the Parties that:

8.2.1.                 they entered the public domain prior to or after their disclosure, but in that case without any fault of his or her own; or

8.2.2.                 they are already known to them, such prior knowledge being demonstrable by the existence of appropriate documentation in its files; or

8.2.3.                 they were received from a third party in a lawful manner, without restriction or violation of this Agreement; or

8.2.4.                 it is the result of internal developments undertaken in good faith by members of its staff who have not had access to such confidential information; or

8.2.5.                 the use or disclosure has been authorized in writing by the Party from which it originates.

8.3.                           By exception, the Parties are authorized to disclose, without the prior agreement of the other Party, to public, national or Community authorities, the information requested pursuant to the regulations in force.

8.4.                           The Parties shall take all necessary measures with respect to their personnel to ensure the secrecy and confidentiality of all information and documents referred to above.

8.5.                           This confidentiality obligation is entered into for the duration of this Agreement and for a period of two (2) years from the expiry or termination of this Agreement, regardless of the cause.

9.                                     INDEPENDENCE OF THE PARTIES

9.1.                           Collaboration resulting from this Agreement shall in no way affect the independence of the Parties.

9.2.                           As a result, the Client alone assumes the consequences of its activities and operations for which the Service Provider’s assistance and advice are requested and may not claim to have the Service Provider bear any losses they may incur or be forced to share its profits with the Service Provider.

10.                              INVALIDITY

If any provision of this Agreement becomes invalid, unenforceable, void, illegal or unenforceable, this shall not affect the validity of this Agreement and shall not relieve the Parties from the performance of this Agreement.

11.                              AMENDMENTS

Any amendment to this Convention may only be made by a written document signed by the Parties.

12.                              WHOLE AGREEMENT

This Agreement, together with any appendix or amendments referred to in it, constitutes the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior statements, negotiations, commitments, oral or written communications, agreements, acceptance and prior agreements, relating to such subject matter.

13.                              CHOICE OF OFFICE

13.1.                    For the execution of this Agreement and their consequences, the Parties shall elect domicile at their respective registered offices as indicated above.

13.2.                    Any change of address shall be notified by registered letter with acknowledgement of receipt to the other Party signatory to this Agreement in order for the change of address to be enforceable against it.

14.                              GOVERNING LAW - JURIDISCTION

14.1.                    This Agreement is governed by, and shall be construed in accordance with French law.

14.2.                    All disputes to which this Agreement may give rise, in particular concerning its validity, interpretation, execution, termination, consequences and following, shall be submitted to the Commercial Court of Paris.

Drawn up in Paris in two (2) original copies on 28/12/2020,

/s/ Clayton Wagner	/s/ Stanislas Veillet
For the Service Provider	For the Client
Mr. Clayton Wagner	Mr. Stanislas Veillet

APPENDIX 1

LIST OF SERVICES

Clinical and regulatory development services in the field of human health:

1.              Advice in the development of the clinical development strategy and regulation of the Client’s products;

2.              Relationship on behalf of the Client with regulatory agencies, including ANVISA, FDA and EMA;

3.              Support in the management of clinical projects, including interaction with clinical study providers, and representation of the Client with clinical centres in the context of clinical studies on the Client’s products, on the Brazilian territory;

4.              Advice in the development, drafting and submission of regulatory and clinical files;

5.              Participating in the Client’s scientific communication with the medical community, including participation in medical congresses, interprofessional meetings, scientific or regulatory workshops, collaborative projects ;

6.              Any other activities related to the Client’s clinical and regulatory activities if required.